Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                          MOUNT COOK BIOSCIENCES, INC.

                                  as Purchaser,


                                       and


                            ENHANCE BIOTECH, INC. and

                          ARDENT PHARMACEUTICALS, INC.

                                   as Sellers




                               Dated: May 18, 2006

   ***Certain confidential portions of the Asset Purchase Agreement have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission. The omitted confidential portions are indicated by three asterisks ***.

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement is entered into as of the 18th day of May, 2006 (the "Agreement"), by and among MOUNT COOK BIOSCIENCES, INC., a Delaware corporation (the "Purchaser"), ENHANCE BIOTECH INC., a Delaware corporation
("Enhance") and Ardent Pharmaceuticals, Inc., a wholly-owned subsidiary of Enhance ("Ardent") (Enhance and Ardent are sometimes referred to individually as a "Seller" and collectively as the "Sellers").

                                 R E C I T A L:

      Subject to the terms and conditions of this Agreement, the Purchaser desires to purchase, and Sellers desires to sell, the Acquired Assets (as defined below) for the aggregate consideration set forth below and the assumption by the Purchaser of certain of the Sellers' liabilities set forth below.

      In consideration of the foregoing and the mutual promises made herein, and to specify the terms and conditions under which the transactions contemplated hereby will be consummated, the parties hereto do hereby agree as follows:

                                A G R E E M E N T

            1. Definitions. Except as otherwise expressly provided in this Agreement or unless the context otherwise requires, the following terms, for all purposes of this Agreement, shall have the respective meanings hereinafter specified:

      "Acquired Assets" means all right, title and interest in and to all of the assets of the Sellers existing as of the Closing Date constituting, primarily used for or related to the Technology, including but not limited to:

            (a) the Patents, Patent Applications, continuations, continuations in part, divisionals, reissues and reexaminations related thereto and all improvements thereon;

            (b) all Intellectual Property;

            (c) all regulatory filings, preclinical and clinical data, and manufacturing information relating to the Technology made by Sellers and/or any of its Affiliates, including but not limited to Ardent Pharmaceuticals, Inc., or that otherwise are or could be in Sellers' possession or control;

            (d) all drug substance owned or controlled by Sellers;

            (e) any designs, prototypes or models for the Technology owned or controlled by Sellers;

            (f) all contracts and other legal privileges relating to the Technology; and

            (g) any other asset needed to make, have made, use, lease and/or sell products incorporating the Technology.

      Notwithstanding the foregoing, under no circumstances shall the Acquired Assets include any Excluded Assets.

      "Affiliate" means a Person, directly or indirectly, under the control of, controlled by or under common control with another Person.

      "ALZA Agreement" shall mean that certain Feasibility Study, Option and License Agreement between Ardent and ALZA Corporation.

      "Assumed Liabilities" means the liabilities under the Glaxo-Delta Agreement, including but not limited to the obligation to pay royalties thereunder, and no other liabilities. Notwithstanding the foregoing, under no circumstances shall the Assumed Liabilities include any Retained Liabilities.

      "Books and Records" means all records, invoices and other documents and information (be it in paper or electronic data form) to the extent primarily related to the ownership and operation of the Acquired Assets or Technology including, without limitation, titles, registrations, contracts, invoices, marketing and statistical information pertaining to the Acquired Assets or Technology and related licenses, permits and leases, and, to the extent in their possession, all bills of sale and warranties.

      "Claims" shall have the meaning specified in Section 4(g)(iv) of this Agreement.

      "Closing" means the consummation of the transactions contemplated by this Agreement.

      "Closing Date" means a date to be mutually agreed by the parties hereto that occurs immediately succeeding the date on which all of the conditions specified in Section 7 are satisfied (subject to fulfillment or waiver of such conditions), and on which the Closing takes place.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Covered Action" shall have the meaning specified in Section 9(b)(ii) of this Agreement.

      "DEA" shall mean the United Stated Drug Enforcement Administration and any successor entity thereto.

      "Default" means an event of default, as defined in any contract or other agreement or instrument, or any event which, with the passage of time or the giving of notice or both, would constitute an event of default or other breach under such contract or other agreement or instrument.

      "Encumbrances" shall have the meaning specified in Section 4(e)(i) of this Agreement.

      "Excluded  Assets"  means any asset of  Sellers  other  than the  Acquired
Assets.

      "Fair Market Value" means the per share price of the Purchaser Shares, on a fully-diluted basis, issued in connection with the Initial Securities Offering.

      "FDA" means the United States Food and Drug Administration and any successor entity thereto.

      "Feasibility Studies" shall have the meaning specified in the ALZA Agreement.

      "Gardant" shall have the meaning specified in Section 7(b)(ii) of this Agreement.

      "Generally Accepted Accounting Principles" (or "GAAP") shall have the meaning ascribed to it from time to time by the American Institute of Certified Public Accountants.

      "Governmental Body" means any federal, state, provincial, municipal or other governmental department, commission, board, bureau, authority, court, agency or instrumentality, domestic or foreign.

      "Glaxo-Delta Agreement" means that certain Assignment Agreement by and between The Wellcome Foundation Ltd of Glaxo Wellcome House, Glaxo Wellcome, Inc. and Delta Pharmaceuticals, Inc., effective January 1, 1996.

      "IND" means an investigational new drug application as defined in 21 C.F.R. Section 312 et seq for the FDA in the United States or equivalent application to other countries, to commence clinical testing of a drug in humans, as defined by the FDA in the United States, or other applicable Competent Authority, as the same may be amended, supplemented or replaced from time to time.

      "Indemnification Cap" shall have the meaning specified in Section 9(f)(i) of this Agreement.

      "Indemnified Party" shall have the meaning set forth in Section 9(c)(i) of this Agreement.

      "Indemnifying Party" shall have the meaning set forth in Section 9(c)(i) of this Agreement.

      "Initial Securities Offering" shall mean the securities offering after giving effect to which Purchaser will have raised through one or more offerings, gross proceeds in the aggregate of at least ten million dollars ($10,000,000.00).

      "Intellectual Property" has the meaning specified in Section 4(g)(i) of this Agreement.

      "Know-how" means all tangible and intangible information whether patentable or not (but which has not been patented) related to the Technology or any improvement thereon, including but not limited to: formulations, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, owned or controlled by Sellers which Sellers have the right to disclose and transfer to Purchaser.

      "Law" or "Laws" means statutes, rules, regulations and ordinances of any Governmental Body.

      "Licensee" means a third party that has entered into a license agreement with Purchaser licensing any of the rights in and to one or more Patents to produce one or more Products or a party that has entered into a license agreement with a Licensee sublicensing any of the rights in and to one or more Patents to produce one or more Products.

      "Material Adverse Effect" means, with respect to the Acquired Assets or Technology, the occurrence of a materially adverse effect which could reasonably foreseeably materially impair the value of the Acquired Assets or Technology.

      "Net Sales" means the total gross receipts for sales of a Product by Purchaser or its affiliates or its Licensees, whether invoiced or not, minus:

            (a) usual trade discounts to customers as reasonable and customary in the industry;

            (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

            (c) outbound transportation prepaid or allowed and transportation insurance;

            (d) bad debt deductions actually written off during the accounting period as defined in accordance with GAAP;

            (e) sales commissions as reasonable and customary in the industry;

            (f) amounts allowed or credited on returns as reasonable and customary in the industry;

            (g) packaging and freight charges; and

            (h) cost of delivery technologies, including any royalty and milestone payments related thereto.

      "Order" means any order, writ, injunction, decree, stipulation, judgment, award, determination, direction or demand of a Governmental Body.

      "Ordinary Course of Business" means, with respect to any Person, the ordinary course of business, of such Person, consistent with its past custom and practice (including with respect to frequency and amount).

      "Patent(s)" shall mean those patents set forth on Schedule 4(g)(ii) attached hereto and incorporated herein and all documentation related thereto.

      "Patent  Application"  shall mean those patent  applications  set forth on
Schedule 4(g)(ii) attached hereto and incorporated herein and all documentation related thereto.

      "Person"  means any  natural  person,  sole  proprietorship,  corporation,
limited   liability   company,   partnership,   joint  venture,   unincorporated
association, firm, trust or other entity.

      "Product" shall mean one or more products covered by one or more valid claims of the Patents.

      "Purchase Price" shall mean the consideration as set forth in Section 2(c) of this Agreement.

      "Purchaser" shall have the meaning specified in the opening paragraph of this Agreement

      "Purchaser Covered Action" shall have the meaning set forth in Section 9(a)(iii) of this Agreement.

      "Purchaser Losses" shall have the meaning specified in Section 9(a) of this Agreement.

      "Purchaser Notice" shall have the meaning specified in Section 6(d) of this Agreement.

      "Purchaser Shares" means shares of common stock of Purchaser, par value [$.01] per share.

      "Retained Liabilities" shall have the meaning specified in Section 2(b)(ii) of this Agreement.

      "Royalty Payment Term" shall mean the period beginning on the Effective Date and ending on the date of expiration of the last to expire Patent on a country-by-country basis.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Seller(s)" shall have the meaning set forth in the opening paragraph of this Agreement.

      "Seller Covered Action" shall have the meaning specified in Section 9(b)(ii) of this Agreement.

      "Sellers' Knowledge" or "of which the Sellers have Knowledge" or "Knowledge of Sellers" means the knowledge or awareness, after a review of the representations and warranties set forth in Section 4 below and all other representations and warranties of the Sellers hereunder and due inquiry thereafter (which review has been made prior to the Sellers' execution and delivery of this Agreement) of the Sellers, Chris Every, Phillip Wise or Ken Chang.

      "Seller Losses" shall have the meaning specified in Section 9(b) of this Agreement.

      "Seller Notice" shall have the meaning specified in Section 6(d) of this Agreement.

      "Settlement Agreement" shall have the meaning specified in Section 7(b)(ii) of this Agreement.

      "Software Programs" shall have the meaning specified in Section 4(j)(i) of this Agreement.

      "Successful Completion" shall mean the determination, after analysis customary in the industry, that a P-value of statistical significance has satisfied the primary endpoint as defined in the protocol and statistical analysis plan for such trial.

      "Surviving Representations" shall have the meaning set forth in Section 9(h) of this Agreement.

      "Tax" means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any Governmental Body, including any liability therefor as a transferee (including without limitation under Section 6901 of the Code or any similar provision of applicable Law), as a result of Treasury Regulation ss. 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to Tax relating thereto.

      "Technical Documentation" shall have the meaning specified in Section 4(g)(i) of this Agreement.

      "Technology" means the Patents, Patent Applications, know-how, other intellectual property and other assets currently owned and utilized by Sellers relating to certain opioid receptor technology.

      "Trademarks" shall have the meaning specified in Section 4(g)(i) of this Agreement.

      "Trade Secrets" shall have the meaning specified in Section 4(g)(i) of this Agreement.

      "Transaction Taxes" shall have the meaning specified in Section 2(g) of this Agreement.

      "UDI" shall have the meaning specified in Section 7(b)(ii) of this Agreement.

      "Unlimited Purchaser Obligations" and "Unlimited Seller Obligations" each shall have the meaning specified in Section 9(f)(i) of this Agreement.

            2. Purchase of Acquired Assets.

            (a) Purchase and Sale of the Acquired Assets. Subject to the terms and conditions of this Agreement, the Purchaser shall purchase from the Sellers, and the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, for the consideration specified below in this Section 2 at the Closing, all of the Acquired Assets of the Sellers.

            (b) Assumption of Liabilities.

                  (i) Subject to the terms and conditions of this Agreement, the Purchaser shall assume and become responsible for, from and after the Closing Date, the Assumed Liabilities. On and after the Closing Date, and subject to the provisions in Section 9 regarding indemnification, the Purchaser shall have complete control over the payment, settlement, or other disposition of, or any dispute involving, any of the Assumed Liabilities, and the Purchaser shall conduct and control all negotiations and proceedings with respect to the Assumed Liabilities. The Purchaser's assumption of the Assumed Liabilities shall in no way expand the rights or remedies of any third party against the Sellers or the Purchaser as compared to the rights and remedies which such third party would have had against any of them if the Purchaser had not assumed the Assumed Liabilities pursuant to this Agreement.

                  (ii) Notwithstanding anything to the contrary set forth herein, the Purchaser shall not assume or become responsible for, and the Sellers shall remain exclusively liable for, any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued, whether due or to be come due, and whether claims with respect thereto are asserted before or after the Closing Date) of the Sellers which are not Assumed Liabilities (collectively, the "Retained Liabilities").

            (c) Payment of the Purchase Price. In consideration for the transfer of the Acquired Assets, Purchaser shall pay to Enhance as follows:

                  (i) Cash Milestone Payments.

                        A. Three hundred twelve thousand six hundred fifty-six dollars ($312,656.00) simultaneously upon the Closing;

                        B. ***;

                        C. ***;

                        D. ***;

                        E. ***.

                  (ii) Royalty Payments.

                        A. Royalties on Net Sales. During the Royalty Payment Term, Purchaser shall pay to Enhance an annual royalty payment in the amount of *** percent (***%) of Net Sales.

                        B. Royalty Reduction for Infringement. If Purchaser, any Affiliate of Purchaser, or any licensee of Purchaser is required by order or judgment of any court in any jurisdiction, or if Purchaser, such Affiliate of Purchaser or such licensee of Purchaser, in their sole discretion after appropriate legal analysis, believes it necessary to obtain a license from a third party in any jurisdiction in order to sell a Product in such jurisdiction, then up to fifty percent (50%) of the reasonable royalties payable under such license in such jurisdiction shall be deducted from royalties payable pursuant to subsection A. above.

                        C. Royalty Reduction for Combination Products. In the event that a Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction of which the numerator is the invoice price of the Product (or fair market value if such Product if sold to an Affiliate) and of which the denominator is the total invoice price of the other products or technologies contained in the Product (or fair market value of such other products or technologies if sold to an Affiliate).

                        D. Time for Payment. Purchaser shall pay to Enhance within 45 days of the final day of the Purchaser's fiscal quarter, the royalties due and payable pursuant to subsection A. above on a yearly basis for unpaid royalties which accrued within or prior to Purchaser's previously completed fiscal year.

                        E. Termination of Royalties Upon Expiration of Patents. Purchaser's obligations to pay royalties to Enhance pursuant to this Section 2(c)(ii) with respect to each Patent shall terminate and be of no further force and effect upon the expiration of such Patent's Royalty Payment Term; provided, that any royalties accrued and unpaid at the time of such expiration shall be payable to Enhance in accordance with Section 2(c)(ii)D. above.

                  (iii) Issuance of Stock. Purchaser shall issue to Enhance that number of Purchaser Shares equal to ten percent (10%) of the aggregate issued and outstanding Purchaser Shares as follows:

                        A. 243,771 Purchaser Shares on the Closing Date, as adjusted by Subsection D. below.

                        B. ***.

                        C. ***.

                        D. If the product of the Fair Market Value multiplied by 487,541 (the "Initial Shares") is less than *** at the time of the completion of the Initial Securities Offering, then the Purchaser shall issue to Enhance, subject to this Section D, a number of additional shares of Common Stock (the Additional Shares") so that the product of (i) the Additional Shares plus the Initial Shares and (ii) the Fair Market Value is equal to ***. Accordingly, Sections A, B, and C shall be adjusted pro-rata in accordance with the foregoing. For example by way of illustration, if 1000 Additional Shares were required to be issued pursuant to this subsection, then 500 shares shall be issued directly to Enhance upon completion of the Initial Securities Offering, 250 Additional Shares will be issued to Enhance upon completion of subsection B and 250 Additional Shares will be issued to Enhance upon completion of subsection C.

            (d) Allocation of Purchase Price. The Purchaser and the Sellers agree to use reasonable efforts to agree, following the signing of this Agreement and prior to the Closing Date, on an allocation of the Purchase Price (and all other capitalizable costs) among the Acquired Assets for financial accounting and tax purposes.

            (e) Title. In the event for any reason good title to an Acquired Asset is not obtained by the Purchaser, the Sellers shall hold any rights it has in such Acquired Asset, for the sole use and benefit of the Purchaser.

            (f) Further Assurances. At the Closing and at any time and from time to time thereafter, at the request of the Purchaser and without further consideration, the Sellers shall promptly execute and deliver such instruments of sale, transfer, conveyance and assignment and take all such other action as the Purchaser may reasonably determine to be necessary to more effectively transfer, convey and assign to the Purchaser, and to evidence and confirm the Purchaser's rights to, title in and ownership of, the Acquired Assets to be purchased by Purchaser hereunder, to place the Purchaser (through its ownership of the Acquired Assets) in actual possession and operating control of the Acquired Assets being purchased by the Purchaser hereunder, to assist the Purchaser in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

            (g) Transaction Taxes. Any and all federal, state, county or local excise, stamp, transfer, sale, registration and other Taxes, fees and duties (including any interest, additions to tax and penalties with respect thereto) and any and all transfer, registration, recording or similar fees and charges imposed in connection with the transfer of the Acquired Assets and the consummation of the transactions contemplated by this Agreement (collectively, "Transaction Taxes") shall be borne by the Purchaser which the Purchaser shall pay on or after Closing when and as required by applicable laws; provided, however, that an amount equal to 50% of such fees and charges actually paid by the Purchaser shall be deducted from the next milestone payment due to Sellers pursuant to Section 2(c)(i) hereof after which such fees and charges are paid by the Purchaser.

            (h) Sublicense. Sellers hereby grant to Purchaser a perpetual, irrevocable, royalty-free, exclusive sublicense to use the final study reports and the data included therein of the results of the Feasibility Studies; provided, however that such license is limited to the data generated from the Feasibility Studies.

            3. The Closing and Certain Conduct Prior to and Subject to the Closing.

            (a) The Closing. The Closing shall take place on the Closing Date, at 10:00 a.m., New York time, at the offices of Morrison Cohen, LLP, 909 Third Avenue, New York, NY 10022.

            (b) Public Statements. From and after the date hereof, none of the Purchaser nor either of the Sellers shall, and each of the Purchaser and each of the Sellers shall use their reasonable best efforts not to, permit any Affiliate thereof to, either make, issue or release any press release, or any oral or written public announcement or statement concerning or with respect to, or acknowledgment of the existence of, or reveal the terms, conditions and status of, this Agreement and all agreements, instruments and documents to be delivered hereunder, or the transactions contemplated hereby and thereby, without the prior written consent of each of the other parties hereto (which consent shall not be unreasonably withheld or delayed), unless such announcement is required by Law or a Governmental Body, in which case the other parties shall be given notice of such requirement prior to such announcement and the parties shall consult with each other as to the scope and substance of such disclosure.

            (c) Other Actions. Each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all actions, (ii) do, or cause to be done, all things, and (iii) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable Laws, or reasonably required in order to carry out the terms and provisions of this Agreement and to consummate and make effective the transactions contemplated hereby.

            (d) Consents: Releases. The Sellers shall cause the Purchaser to receive all necessary consents and approvals on or prior to the Closing Date. At or prior to the Closing, the Sellers shall cause the Acquired Assets to be released from all liabilities, liens or other obligations not constituting Assumed Liabilities.

            4. Representations, Warranties and Covenants of the Sellers. The Sellers hereby jointly and severally represent, warrant and covenant to the Purchaser as follows:

            (a) Organization. The Sellers are each a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Sellers are each qualified to do business and in good standing in each state where the character of the real properties owned or held under lease or the nature of business transacted by Sellers makes qualification therein by Sellers as a foreign corporation necessary, or where the failure to be so qualified or to be in good standing therein could have a Material Adverse Effect on the Sellers. Schedule 4(a) hereto sets forth with respect to each of the Sellers (i) the jurisdiction in which such Seller is incorporated and (ii) each jurisdiction in which such Seller is qualified to do business as a foreign corporation.

            (b) Enforceable Obligation; Due Authorization. The execution, delivery and performance of this Agreement and all agreements, instruments and documents to be delivered by the Sellers hereunder (i) are within the power and authority of the Sellers, (ii) do not require the consent or approval of or filing with any Governmental Body or any other Person other than as otherwise provided herein, (iii) will not conflict with, result in the breach of, or constitute a Default under, any of the terms, conditions or provisions of the certificate of incorporation or By-laws of the Sellers, (iv) will not violate any Laws or Order of any Governmental Body, (v) will not conflict with, result in the breach of, or constitute a Default under any material indenture, mortgage, deed of trust, lease, agreement, contract or other instrument to which each Seller is a party or by which each Seller or any of its properties are bound, and (vi) will not result in the creation or imposition of any Encumbrance (as hereinafter defined) upon any of the Acquired Assets, other than as contemplated by this Agreement and the documents executed in connection with the transactions contemplated hereby. This Agreement and the other agreements, documents and other instruments attached as Exhibits and Schedules hereto or executed and delivered in connection herewith to which each Seller is a signatory have been duly authorized, executed and delivered by such Seller, and constitute the legal, valid and binding obligations of such Seller enforceable in accordance with their terms, except that (x) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable or legal remedies may be subject to equitable defenses, equitable principles and to the discretion of the court before which any proceeding therefor may be brought.

            (c)  Governing   Instruments.   True  and  complete  copies  of  the
certificate of incorporation and By-laws of each of the Sellers, as amended to the date hereof have been provided to Purchaser.

            (d) Litigation; Observance of Laws.

                  (i) There is no litigation, at law or in equity, or any proceeding before any Governmental Body or any arbitration pending or, to the Sellers' Knowledge, threatened against or relating to the Sellers with respect to the Acquired Assets or the Technology, other than as set forth on Schedule 4(d)(i). To the Sellers' Knowledge, no basis exists for the commencement of any such litigation, proceeding or arbitration. Schedule 4(d)(i) also lists all pending legal actions, suits proceedings and claims brought by the Sellers against a third party relating to the Acquired Assets or the Technology.

                  (ii) The Sellers are not in violation of or default with respect to any Order of any arbitrator or Governmental Body where such violation or default is likely to have a Material Adverse Effect on the Acquired Assets or the Technology, and to the Sellers' Knowledge there is no basis for there to be declared any such violation or default which is likely to have a Material Adverse Effect on the Acquired Assets or the Technology.

                  (iii) The Sellers are not in violation of any Laws (including, without limitation, Environmental Laws), the violation of which would have a Material Adverse Effect on the Acquired Assets or the Technology.

            (e) Title to Acquired Assets

                  (i) The Sellers have good and marketable title to, or valid leasehold interests in, all of the Acquired Assets, free and clear of all claims, mortgages, pledges, liens, encumbrances, security interests and adverse interests of every nature whatsoever ("Encumbrances") except: (A) leases with or licenses from third parties as set forth on Schedule 4(e)(i)(A) hereto, and (B) Encumbrances reflected on Schedule 4(e)(i)(B) hereto.

                  (ii) The Acquired Assets constitute all of the properties, assets, rights, contracts, leases, easements, permits, licenses and real and personal property heretofore utilized by the Sellers in connection with the Technology and with respect to such Acquired Assets are reflected in the Books and Records; and no Acquired Asset is owned by a Person other than the Sellers, except for those Assets which are leased to the Sellers, which leases are set forth on Schedule 4(e)(ii) attached hereto.

                  (iii) No third Person owns or has any rights in any Acquired Assets or property used in connection with the Technology.

                  (iv) Sellers have taken all actions necessary, appropriate and desirable to maintain the Patents and Patent Applications.

            (f) Tax Matters. Except as set forth in Schedule 4(f), there is no Encumbrance for any Tax upon any of the Acquired Assets;

            (g) Intellectual Property.

                  (i) All Patents and Patent Applications;  trademarks,  service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, "Trademarks"); copyrights (including any registrations and applications therefor) (collectively, "Copyrights"); computer software programs or applications (in both source and object code form) and technical documentation relating thereto ("Software"); technology, trade secrets and proprietary or other confidential information, Know-how, proprietary processes, formulae, algorithms, models, technical and engineering data, computer discs and tapes, plans, diagrams and schematics and methodologies (collectively, "Trade Secrets"); as each relates to the Acquired Assets or the Technology are hereinafter referred to as the "Intellectual Property".

                  (ii) Schedule 4(g)(ii) contains a true and complete list of all of the Sellers' U.S. and foreign (A) Patents and Patent Applications; (B) Trademark registrations and applications therefor and material unregistered Trademarks; (C) copyright registrations and applications therefor; and (D) other filings and formal actions made or taken pursuant to federal, state, local and foreign laws by the Sellers to protect its interests in the Intellectual Property, the name of the registrant, owner or assignee, if applicable, shall be set forth opposite each item on such Schedule 4(g)(ii). One or both of the Sellers is listed in the records of the appropriate U.S., state or foreign registry as the sole current owner of record for each listed application or registration. The Patents are in full force and effect and have been maintained up to and including the Closing Date. With respect to the listed applications, each such application has been prosecuted in full compliance with all applicable rules, policies and procedures of the United States Patent and Trademark Office.

                  (iii) The Intellectual Property consists solely of items and rights that are: (A) owned by the Sellers; (B) in the public domain; or (C) rightfully used by the Sellers and its successors pursuant to a valid license. One or both of the Sellers is the exclusive owner of the Intellectual Property, and has all rights in the Intellectual Property used in its publications or otherwise necessary for it or the Purchaser to fully utilize and exploit the Acquired Assets and the Technology, including without limitation, to the extent required to carry out such activities, rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Intellectual Property in all geographic locations and fields of use, and to license any or all such rights to third parties.

                  (iv) The utilization and exploitation of the Acquired Assets and the Technology in the past, if any, did not infringe (when utilized and exploited) and as currently conducted or as currently contemplated to be utilized and exploited does not infringe (either directly or indirectly, such as through contributory infringement) any intellectual property right owned or controlled by any third party. There is no pending or, to the Knowledge of the Sellers, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (collectively, "Claims") (A) involving the Intellectual Property owned by the Sellers, or, to the Knowledge of the Sellers, Intellectual Property licensed to the Sellers or (B) alleging that the Acquired Assets or Technology does or will infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property. There are no settlements, forbearances to sue, consent judgments or orders or similar obligations other than license agreements in the Ordinary Course of Business which (a) restrict the Sellers' rights to use any the Intellectual Property, (b) restrict the Acquired Assets or Technology in order to accommodate a third party's intellectual property rights or (c) permit third parties to use any Intellectual Property. To the Knowledge of the Sellers (x) all Patents, Patent Applications, Trademarks and Copyrights held by the Sellers are valid, enforceable and subsisting and (y) there has been no denial, refusal or similar action by any governmental authority with respect to any Patent, Patent Application, Copyright or Trademark application filed by or on behalf of the Sellers. To the Knowledge of the Sellers, there is no unauthorized use, infringement or misappropriation of any of Intellectual Property by any third party, employee or former employee.

                  (v) Except as set forth on Schedule 4(g)(v), there are no royalties, fees, honoraria or other payments payable by the Sellers or to any person or entity, including without limitation to (A) ALZA Corporation; (B) Elan Corporation, PLC, Elan International Services, Ltd., Elan Pharma International Limited, or any of their Affiliates; (C) Organnon International AG, or any of its Affiliates; or (D) Janssen Pharmaceutica Products, LP or any of its Affiliates, by reason of the ownership, development, use, license, sale or disposition of Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business.

                  (vi) All current personnel, including employees, agents, consultants, designers and contractors, who have contributed to or participated in the conception and development of any part of Intellectual Property on behalf of the Sellers have executed nondisclosure agreements that adequately protect the Sellers' proprietary interests in the Intellectual Property and either (A) have been a party to a "work-for-hire" arrangement or agreements with the Sellers in accordance with applicable national and state law that has accorded the Sellers' full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (B) have executed appropriate instruments of assignment in favor of one or both of the Sellers as assignee that have conveyed to such Seller effective and exclusive ownership of all tangible and intangible property thereby arising. No current or former partner, director, officer, or employee of the Sellers (or any predecessor in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of Intellectual Property.

                  (vii) Schedule 4(g)(vii) sets forth (A) all licenses or other agreements which Sellers have granted to or entered into with any third party with respect to the Intellectual Property and (B) all Intellectual Property licensed by Sellers from a third party other than licenses for off the shelf software. The Sellers are not, nor as a result of the execution or delivery of this Agreement, or performance of the Sellers' obligations hereunder, will the Sellers be, in violation of any material license, sublicense, agreement or instrument to which one of both of the Sellers is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Sellers' obligations hereunder, cause the diminution, termination or forfeiture of any of the Sellers' rights in Intellectual Property or require the consent of any governmental authority or third party in respect of any such Intellectual Property. To the Knowledge of the Sellers, each such license, sublicense, agreement or instrument constitutes the valid and binding obligation of all parties thereto, enforceable in accordance with its terms, and, to the Knowledge of the Sellers, there exists no breach by any party thereto and no event or circumstance which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Sellers thereunder.

                  (viii) The Sellers have taken reasonable measures to protect the confidentiality of its Trade Secrets. To the Knowledge of the Sellers, there has been no misuse or misappropriation of any Trade Secret by any person or entity.

            (h) No Other Inventors. There are no inventors of the Patents or the Patent Applications other than those listed as inventors to the respective Patents or Patent Application listed on Schedule 4(g)(ii).

            (i) No Government Funding. The Patents and Patent Applications were not supported in whole or in part by funding or grants by any federal or state agency. Sellers have provided Purchaser with copies of all documents reflecting support or funding for all or part of the research leading to the Patents and Patent Applications, all of such funding agencies is listed on Schedule 4(i) hereto.

            (j) Dealings with the FDA and DEA. Sellers have not received from the FDA, the DEA or any similar state, local or foreign Governmental Authority any notice (i) regarding the approvability or approval of any Product or (ii) alleging any violation by Sellers of any Law relating to any of the Products, Patents, Patent Applications or Technology. None of the Products, Patents, Patent Applications or Technology has been withdrawn, suspended or discontinued by Sellers as a result of any action by the FDA, the DEA or any similar state, local or foreign Governmental Authority, either within or outside the United States (whether voluntarily or otherwise). No officer, employee or agent of Sellers has made any untrue statement of a material fact or a fraudulent statement to the FDA, DEA or any similar state, local or foreign Governmental Authority, failed to disclose any material fact required to be disclosed to the FDA, the DEA or any similar state, local or foreign Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, could reasonably be expected to provide a basis for the FDA, the DEA or any similar state, local or Foreign Governmental Authority to invoke the FDA's policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor has any director, officer, employee or agent of Sellers been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) (or any similar Law) or authorized by 21 U.S.C. Section 335a(b) (or any similar Law).

            (k) Scheduled Compound. DPI-125 is not a scheduled compound as determined by the DEA on the Closing Date.

            (l) No Options to Acquired Assets. The Sellers are not party to any agreement or understanding pursuant to which there are any options, rights of first refusal, rights of last refusal or any other rights of any third party with respect to any of the Acquired Assets, or pursuant to which Sellers are obligated to provide or would be obligated to provide to any third party any of the Acquired Assets.

            (m) Investment.

                  (i) Enhance understands that the Purchaser Shares are illiquid and involves a high degree of risk;

                  (ii) Enhance understands that the Purchaser Shares have not been registered under the Securities Act, or the securities laws of any state of the United States, and will be subject to substantial restrictions on transferability unless and until the securities are registered or an exemption from registration becomes available;

                  (iii) Enhance understands that an appropriate stop transfer order will be placed on the books of the Purchaser respecting the certificates evidencing the Purchaser Shares and such certificates shall bear such legend until such time as the Purchaser Shares shall have been registered under the Securities Act or shall have been transferred in accordance with an opinion of counsel acceptable to counsel for the Purchaser that such registration is not required;

                  (iv) Enhance's decision to purchase the Purchaser Shares is based solely on the Sellers' Knowledge of the Technology;

                  (v) Enhance has independently and without reliance upon Purchaser, and based on such information as Enhance has deemed appropriate, made its own analysis and decision to acquire the Purchaser Shares and acknowledges that Purchaser has not given Enhance any investment advice, credit information or opinion on whether the acquisition of the Purchaser Shares is prudent;

                  (vi) Enhance has not relied on and will not rely on Purchaser to furnish or make available any documents or other information regarding the credit, affairs, financial condition or business of the Purchaser.

                  (vii) Enhance has had an opportunity to ask questions and receive answers from management of the Purchaser concerning the Purchaser Shares;

                  (viii) Enhance is purchasing the Purchaser Shares for its own account for investment purposes only and not with a view to the sale or other distribution thereof, and that Enhance presently has no intention of offering, selling, transferring, pledging, hypothecating, or otherwise disposing of all or any part of the securities at any particular time, for any particular price, or upon the happening of any particular event or circumstances.

                  (ix)  Enhance  is  an   Accredited   Investor  as  defined  in
Securities Act.

            5. Representations, Warranties and Covenants of the Purchaser. The Purchaser represents, warrants and covenants to the Sellers as follows:

            (a) Organization. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and the agreements contemplated hereunder and to consummate the transactions contemplated hereby.

            (b) Enforceable Obligation; Due Authorization. The execution, delivery and performance of this Agreement and the agreements contemplated hereunder to be executed by the Purchaser and the compliance with all the provisions hereof and thereof are within the power and authority of the Purchaser, will not conflict with or result in the breach of any of the provisions of, or constitute a Default under, or result in the creation of any Encumbrance upon any property of the Purchaser under the certificate of incorporation or the by-laws of the Purchaser, or any agreement or other instrument to which the Purchaser is a party or by which it or any of its property is bound, or of any license, Laws or Order applicable to the Purchaser, have been duly authorized by all necessary action on the part of the Purchaser, will not conflict with, result in the breach of, or constitute a Default under, any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which the Purchaser is a party or by which it or any of its property is bound. This Agreement, and the other agreements contemplated hereunder to which the Purchaser is a party upon their delivery will have been duly executed by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except as (x) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights, and
(y) the remedy of specific performance and injunctive and other forms of equitable or legal relief are subject to certain equitable defenses, equitable principles and to the discretion of the court before which any proceeding therefor may be brought.

            (c) Capitalization; Title. The entire authorized capital stock of Purchaser is set forth in Exhibit A attached hereto and incorporated herein. Immediately following consummation of the transaction contemplated hereby, the capitalization of Purchaser will be as set forth on said Exhibit A. No shares of capital stock are held in treasury. All of the shares of Purchaser capital stock issued and outstanding on the date hereof have been duly authorized, are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Purchaser to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Purchaser. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Purchaser.

            (d) Purchaser Shares. The Purchaser Shares issued pursuant to this Agreement have been duly authorized and upon issuance and delivery of such Purchaser Shares, will be fully-paid and nonassessable.

            (e) Closing Conditions. The Purchaser shall use its best efforts to comply with and satisfy all closing conditions set forth in Section 7(a) and
(c).

            6. Post-Closing Covenants.

            (a) Prosecution and Maintenance. Following the Closing, Purchaser shall diligently prosecute and maintain the Patents, including but not limited to, the filing of patent applications, extensions, continuations, continuations in part, divisionals, re-examinations or re-issue applications that Purchaser determines may be required to advance the purposes of this Agreement or otherwise to protect the rights of Purchaser in and to the Patents.

            (b) Abandonment. The Purchaser may, in its sole discretion, elect to abandon any Patent Application or Patent. Following such abandonment, the Purchaser shall have no further royalty obligation to Enhance in respect of any Product the manufacture, use or sale of which is covered by an issued claim of such abandoned Patent or Patent Application; provided, however, such manufacture, use or sale of such Product is not covered by other valid Patents or Patent Applications., and provided, further, however, that the Purchaser will not abandon any Patent that, without the existence of any other Patent or other intellectual property rights of the Company, provides the Company with exclusive rights to market and sell a Product in any applicable Territory.

            (c) Obligation to Exploit. Notwithstanding anything to the contrary contained in Section 6(b) above, the Purchaser shall use reasonable commercial efforts to bring at least one (1) Product to market as timely and efficiently as commercially reasonable through industry accepted preclinical and clinical development, including but not limited to research and development, manufacturing, laboratory and clinical testing and marketing. If such Product is ultimately accepted by the FDA, the Purchaser agrees to use reasonable commercial efforts to exploit such Product to the fullest extent; provided, however, that the Purchaser shall not be required to continue to exploit the Technology (including, but not limited to bringing a Product to market) if, in the reasonable judgment of the Purchaser, (a) the potential financial benefits from such exploitation would not justify the costs associated therewith or (b) at any time, a preclinical or clinical trial fails to demonstrate a safe or effective compound.

            (d) No  Publication.  In the event that Sellers desire to publish or disclose, by written oral or other presentation, any material information related to the Acquired Assets, Sellers shall notify the Purchaser in writing ("Seller Notice") at least 60 days prior to any speech, lecture or other oral presentation and at least 90 days prior to any written or other publication or disclosure of such information. Sellers shall include with the Seller Notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. Upon notice from the Purchaser ("Purchaser Notice") within 30 days following receipt of the Seller Notice, Sellers shall delay such presentation, publication or disclosure until the earlier of (i) the number of days requested in the Purchaser Notice, (ii) that date upon which Purchaser files, or has filed on its behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed, or
(iii) 60 days from Sellers' receipt of the Purchaser Notice. If Sellers do not receive a Purchaser Notice, Sellers may submit such material for presentation, publication or other form of disclosure.

            (e) Royalty Reports and Records.

                  (i) Records and Audits. The Purchaser shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Enhance pursuant to Section 2(c)(ii) of this Agreement. Said books of account shall be kept at the Purchaser's principal place of business and the supporting data shall be opened up to Enhance once per year upon reasonable notice to the company for inspection by Enhance's internal audit division or by another designated auditor selected by Enhance except one to whom the Purchaser has reasonable objection, for the purpose of verifying the Purchaser's Royalty Statement (as hereinafter defined) or compliance in other respects with this Agreement for the immediately preceding three-year period. If an inspection shows an under reporting or underpayment in excess of five percent (5%) of remuneration payable, then the Purchaser shall reimburse Enhance for the cost of the inspection at the time the Purchaser pays the unreported royalties. Said books of account and the supporting data shall be made available to Enhance for three (3) years following the expiration of the Patent that has the latest expiration date. All payments required under this Section shall be due within thirty (30) days of the date Licensor provides the Company notice of the payment due.

                  (ii) Royalty Statements. Within 45 days from the end of each calendar quarter of each calendar year, the Purchaser shall deliver to Enhance complete and accurate reports, giving such particulars of the business conducted by the Purchaser during the preceding quarter as shall be pertinent to an accounting of royalties and other payments that may be due to Enhance under this Agreement (the "Royalty Statement"). The Royalty Statement shall include at least the following:

                        A. an accounting of all Products used or sold;

                        B. total amounts invoiced for Products;

                        C. Net Sales for each Product by each of the Purchaser, each Affiliate and each Licensee;

                        D. cumulative Net Sales for the current calendar year;

                        E. a breakdown of deductions applicable in computed Net Sales and taxes withheld, if any;

                        F. a breakdown of royalties due based on Net Sales by or for the Purchaser or its Affiliates;

                        G. a breakdown of royalties due from any Licensee;

                        H. names and addresses of all Licensees and Affiliates of the Purchaser; and

                        I. a copy of each report from each Licensee as may be pertinent to an accounting of royalties and other payments that may be due Enhance.

                  (iii) Confidential Treatment of Reports. Sellers agrees to hold in confidence each Royalty Statement delivered by the Purchaser pursuant to this Section 6(e) until the termination of this Agreement. Notwithstanding the foregoing Sellers may disclose any such information required to be disclosed in its financial statements or as required by any stock exchange or similar regulatory authority, or pursuant to any Applicable Laws, provided that Sellers take reasonable steps to provide the Purchaser with the opportunity, where appropriate, to contest such subpoena, requirement or order.

            (f) Non-Disclosure of Confidential Information. From and after the date hereof, each party agrees not to divulge, communicate, use to the detriment of the other party or for the benefit of any other Person, or misuse in any way, and each party will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents not to divulge, communicate, use to the detriment of the other party or for the benefit of any other Person, or misuse in any way, any confidential documents or information concerning the Technology or the Acquired Assets.

            (g) Reservation of Purchaser Shares. Purchaser shall reserve that number of Purchaser Shares necessary to fulfill its obligations under this Agreement.

            (h) Purchaser as Publicly Traded Company. Purchaser's current business plan contemplates that Purchaser will use its commercially reasonable efforts to become publicly traded at some point prior to completion of development of the compunds, subject to certain circumstances that, in the opinion of Purchaser, would make becoming a publicly traded company impractical, such reasons to include, but shall not be limited to, market conditions, Purchaser's finances, and a sale of Purchaser prior to becoming public.

            (i) Termination Agreement. Sellers shall execute and shall work with Purchaser and negotiate with ALZA Corporation as Purchaser may reasonably request, in connection with the negotiation and execution of, a Termination Agreement by and between Enhance and ALZA Corporation, in form and substance acceptable to the Purchaser, within 30 days after the Closing Date.

            (j) Delivery of Compound. Sellers shall to the extent available and at the request of Purchaser and at Purchaser's cost and expense, acquire and deliver to Purchaser that amount of DPI-125 compound as set forth in Exhibit B attached hereto, within 30 days after the Closing Date.

            (k) Good Standing. Not later than thirty days following the Closing Date, Seller shall take all steps necessary to cause each Seller to be in Good Standing in the respective state of its incorporation, including the filing of all tax and other reports and the payment of all amounts due thereunder.

            7. Conditions to Closing; Closing Deliveries.

            (a) Conditions to All Parties' Obligations. The respective obligations of the parties hereto to consummate the Closing shall be subject to the satisfaction (or waiver by each party) as of the Closing of the following conditions:

                  (i) Governmental Approvals.  Any notice to or approvals of any
federal,   state  or  foreign   governmental   authority  with  respect  to  the
transactions contemplated hereby shall have been either filed or received.

                  (ii) No Order. No federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which remains in effect, and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

            (b) Conditions to the Purchaser's Obligations. The obligations of the Purchaser to consummate the Closing are subject to the satisfaction (or waiver by the Purchaser) as of the Closing of the following conditions:

                  (i) Representations, Warranties and Covenants. The representations and warranties of the Sellers made in this Agreement which are qualified by materiality shall be true and correct in all respects, and those which are not qualified as to materiality shall be true and correct in all material respects, as of the date of this Agreement and, except as specifically contemplated by this Agreement, on and as of the Closing Date, as though made on and as of the Closing Date, and the Sellers shall have performed or complied with, or shall have caused to be performed or complied with, in all materials respects all obligations and covenants required by this Agreement to be performed or complied with by the Sellers or any Affiliate of theirs by the time of the Closing; and the Purchaser shall have received from each of the Sellers, a certificate dated the Closing Date and signed by an authorized officer of such Seller confirming the foregoing.

                  (ii)   Satisfaction   of  Certain   Obligations;   Release  of
Encumbrances. The Sellers shall have satisfied all obligations owed to its creditors necessary to release all Encumbrances, and otherwise permit the Purchaser to obtain clear title to, the Acquired Assets or, at the Purchaser's option, shall have obtained payoff letters and releases from such creditors, in form and substance satisfactory to the Purchaser, which contain payoff and release information with respect to the satisfaction of such obligations and the release of all such Encumbrances, and provided such payoff letters to the Purchaser. Specifically, and without limiting any of the foregoing, the Sellers shall have delivered to the Purchaser (a) authorization in form and substance reasonably satisfactory to the Purchaser from Gardant Pharmaceuticals Inc. ("Gardant") to release any and all Encumbrances on the Acquired Assets it may have pursuant to a certain Security Agreement dated August 11, 2004 between Gardant (f/k/a BioAccelerate Holdings, Inc.) and Ardent (predecessor to Enhance) or any other agreement or understanding giving rise to an Encumbrance on any or all of the Acquired Assets, and (b) a payoff letter from UDI Community Development Corporation ("UDI") (1) acknowledging satisfaction of Sellers' obligations pursuant to that certain Settlement Agreement and Release
("Settlement Agreement") entered into on February 17, 2006 among UDI, Enhance and Ardent and (2) authorizing release of any and all Encumbrances on the Acquired Assets it may have pursuant to the Settlement Agreement.

                  (iii) Other Documents and Instruments to be delivered by the Sellers. The Sellers shall have delivered all certificates, agreements and other documents and instruments required to be delivered by them on or before the Closing pursuant to this Agreement, and such other Documents and instruments as the Purchaser may reasonably request, including, without limitation, the following:

                        A. Good Standing Certificate. A certificate of the appropriate officials, dated the Closing Date, certifying as to (A) the due organization and good standing (including tax good standing (to the extent obtainable with proper notice to the applicable jurisdiction)) of each of the Sellers in its jurisdiction of organization and (B) the qualification to do business and the good standing (including tax good standing (to the extent obtainable with proper notice to the applicable jurisdiction)) of each of the Sellers in each jurisdiction wherein the conduct of its business or the ownership or operation of assets requires each of the Sellers to maintain qualification as a foreign corporation.

                        B. Resolutions. Certified copies of resolutions duly adopted by the Board of Directors of each of the Sellers authorizing the execution, delivery and performance of this Agreement and each of the Agreements contemplated hereby and the consummation of the transaction contemplated hereby and thereby and all such resolutions shall not have been amended or revoked and shall remain in full force and effect.

                        C. Bill of Sale and other Transfer Documents. A bill of sale for the Acquired Assets, assignments of Patents, tradenames, trademarks, copyrights and other Intellectual Property, and such other transfer documents as are reasonably requested by the Purchaser, each in form and substance reasonably acceptable to the Purchaser.

                        D. Stockholders' Agreement. A stockholders' agreement by and among the Purchaser, Enhance and the other stockholders of the Purchaser, in form and substance acceptable to the Purchaser.

            (c) Conditions to the Sellers' Obligations. The obligations of the Sellers to consummate the Closing are subject to the satisfaction (or waiver by the Sellers) as of the Closing of the following conditions:

                  (i) Representations, Warranties and Covenants. The representations and warranties of the Purchaser made in this Agreement which are qualified by materiality shall be true and correct in all respects, and those which are not qualified as to materiality shall be true and correct in all material respects, as of the date of this Agreement and on and as of the Closing, as though made on and as of the Closing Date. The Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser by the time of the Closing; and the Sellers shall have received from the Purchaser a certificate dated the Closing Date and signed by an authorized officer of the Purchaser confirming the foregoing.

                  (ii) Resolutions. The Sellers shall have received from the Purchaser certified copies of resolutions duly adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and all such resolutions shall not have been amended or revoked and shall remain in full force and effect.

                  (iii) Payment. The Purchaser shall have paid the payment set forth in Section 2(c)(i)(A) and shall have issued that number of Purchaser Shares set forth in 2(c)(iii)(A).

            8. Simultaneous Transactions. All transactions to be effected under this Agreement at the Closing shall be deemed to occur in the order herein specified, if any, but shall occur nearly simultaneously and no such transaction shall be deemed to have occurred unless all such transactions have occurred. All documents required to be delivered at the Closing by any party hereunder, including this Agreement, shall be deemed initially delivered in escrow. No such document shall be released therefrom until all documents have been delivered in escrow and payment received, whereupon all shall be deemed released together.

            9. Indemnification.

            (a) Indemnification by the Sellers. The Sellers shall jointly and severally indemnify and hold harmless the Purchaser from and against, without duplication, all costs, fees, liabilities, losses, Taxes, charges, claims, expenses and damages, including, without limitation, reasonable legal fees and expenses (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) and costs of investigation, actually incurred or as and when actually paid by the Purchaser, its agents or Affiliates, or any of their respective subsidiaries or Affiliates, or any of their respective officers, directors or employees, (collectively "Purchaser Losses") as a result of:

                  (i) any misrepresentation contained in or breach of or failure to perform any representation, warranty, covenant or agreement of the Sellers in this Agreement or in any agreement, document, instrument, certification, Schedule, Exhibit or writing delivered pursuant hereto, or in connection herewith;

                  (ii) any Retained Liabilities;

                  (iii) the actual or threatened commencement by a third party of any proceeding, suit or action against either of the Sellers, the Purchaser or any Affiliate thereof, or any director, officer or employee of any of them, arising out of actions taken, or omitted to be taken, or state of facts existing, prior to the Closing, which, if determined adversely thereto (regardless of the actual determination thereof) would result in a Purchaser Loss which is indemnifiable under the provisions of this Section 9(a) (any such pending or threatened suit or action being a "Purchaser Covered Action"); and/or

                  (iv) any and all actions, suits, proceedings, claims or demands incident to any of the foregoing indemnifications.

            (b) Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold harmless the Sellers from and against, without duplication, all costs, losses, fees, liabilities, Taxes, charges, claims, expenses and damages, including reasonable legal fees and expenses (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) and costs of investigation, as and actually incurred or as and actually paid by the Sellers (collectively "Seller Losses") as a result of:

                  (i) any misrepresentation contained in or the breach of or failure to perform any representation, warranty, or agreement of the Purchaser in this Agreement or in any agreement, document, instrument, certification, Schedule, Exhibit or writing delivered pursuant hereto, or in connection herewith;

                  (ii) Purchaser's failure to perform any obligation of Sellers arising after the Closing Date under the Glaxo-Delta Agreement;

                  (iii) the actual or threatened  commencement  by a third party of any proceeding, suit or action against either of the Sellers, their Affiliates, or any director or officer of any of them, which is not indemnifiable by the Sellers pursuant to Section 9(a) above, and which is based upon clause 9(b)(i) above or the Acquired Assets after the Closing Date, which, if determined adversely to the Sellers (regardless of the actual determination thereof), would result in a Seller Loss (any such pending or threatened suit or action being a "Seller Covered Action" and together with a Purchaser Covered Action, a "Covered Action"); and/or

                  (iv) any and all actions, suits, proceedings, claims or demands incident to any of the foregoing indemnifications.

            (c) Loss Indemnity Procedure.

                  (i) Upon learning of the commencement of a Covered Action or the actual receipt by the party claiming a right of indemnification of information relating to the purported existence of facts or circumstances which could result in the commencement of a Purchaser or Seller Covered Action or other incurrence of a Purchaser or Seller Loss, the party claiming the right of indemnification (the "Indemnified Party") shall promptly, but no later than fifteen (15) days after learning of such commencement or receipt, give notice thereof, with reasonable specificity of the facts as then known, to the party having the indemnification obligation (the "Indemnifying Party"); provided, however, failure to give timely notice shall not release the Indemnifying Party of its obligations hereunder except if, and only to the extent that, the Indemnifying Party suffers actual prejudice as a proximate result of such failure.

                  (ii) The Indemnifying Party shall have the right to assume the defense of any such Covered Action only by giving written notice (the "Assumption Notice") to the Indemnified Party within 20 days after notice given pursuant to Section 9(c)(i) above, which Assumption Notice shall state that (A) it agrees that the claimant is entitled to indemnification hereunder; and (B) it agrees or they agree to assume the defense thereof in the name and on behalf of the Indemnified Party with counsel reasonably satisfactory to the Indemnified Party, in either event at the sole cost and expense of the Indemnifying Party; provided, however:

                        A. all such costs and expenses of the foregoing counsel, if not paid by the Indemnifying Party and instead paid by the Indemnified Party shall be Losses indemnifiable by the Indemnifying Party under Section 9(a) or
(b), as the case may be,

                        B. the Indemnified Party, notwithstanding the timely delivery of an Assumption Notice, may participate in such Covered Action through counsel separately selected and paid for by the Indemnified Party, and

                        C. if no Assumption Notice complying with subclauses (A) and (B) above is timely given, or despite the giving of the Assumption Notice the defendants in any Purchaser Covered Action or Seller Covered Action, as the case may be, include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, then the Indemnified Party in each of the foregoing cases shall have the right to select one separate counsel to conduct the defense of such action on its behalf, and all such costs and expenses shall be paid by the Indemnifying Party and, if paid by the Indemnified Party, shall be Purchaser Losses or Seller Losses indemnifiable by the Indemnifying Party under Subsection 9(a) or (b), as the case may be. The Indemnified Party may take such action with respect to a Purchaser or Seller Covered Action as it may deem appropriate to protect against further damage or default, including obtaining an extension of time to answer the complaint or other pleading or filing an answer thereto.

                  (iii) Where either of the Sellers is the Indemnifying Party, such Seller shall not consent to the entry of any judgment or enter into any settlement without the written consent of the Purchaser, which shall not be unreasonably withheld or delayed. Where the Purchaser is the Indemnifying Party, the Purchaser shall not consent to the entry of any judgment or enter into any settlement without the written consent of such Seller, if applicable, which consent will not be unreasonably withheld or delayed.

            (d) Payment by Indemnified Party. The Indemnifying Party shall be entitled to receive payment from the Indemnified Party of an amount equal to the Tax reduction or refund actually realized, or insurance proceeds actually paid to the Indemnified Party, solely as a result of the Indemnified Party having incurred such Seller or Purchaser Loss, provided that the Indemnifying Party shall have paid to the Indemnified Party the full amount of such Purchaser or Seller Loss. Nothing herein shall obligate the Indemnified Party, in the exercise of his/its good faith reasonable business judgment, or that of its direct or indirect parent, to make any claim for a Tax reduction or refund or insurance recovery.

            (e) Duration of Indemnification. Liability for indemnification hereunder shall expire as provided in Section 9(h) below unless the Purchaser gives written notice prior to such date of expiration to the Seller of a Purchaser Loss or a Purchaser Covered Action (setting forth in reasonable detail the specific facts and circumstances then known and pertaining thereto). In any of such events, such liability shall survive until such Purchaser Loss or Purchaser Covered Action is finally determined and any indemnification payment due with respect thereto or with respect to a Purchaser Loss is made.

            (f) Limitations.

                  (i) Notwithstanding anything to the contrary contained in this
Section 9, (A) the Sellers shall not be obligated to pay in the aggregate any amounts in respect of Purchaser Losses in excess of $3,500,000 (the "Indemnification Cap") and (B) the Purchaser shall not be obligated to pay in the aggregate any amounts in respect of Seller Losses in excess of the Indemnification Cap. Notwithstanding the foregoing and Sections 9(g)(ii) and 9(g)(iii), the Indemnification Cap shall not apply to obligations to pay Purchaser Losses or Seller Losses (as applicable) in respect of Unlimited Purchaser Obligations or Unlimited Seller Obligations (each as hereinafter defined). For purposes hereof, (A) "Unlimited Seller Obligations" shall mean Purchaser Losses attributable to or resulting from (1) fraud of the Sellers, (2) failure by the Sellers to perform any of the covenants, agreements or obligations to be performed by them under this Agreement, (3) failure to satisfy any Retained Liability, (4) any intentional or knowing breach or misrepresentation of any representation or warranty contained in Section 4, or
(5) any breach or misrepresentation of any representation or warranty contained in Sections 4(a) (Organization), 4(b) (Enforceable Obligation; Due Authorization), 4(c) (Governing Instruments), and 4(e) (Title to Acquired Assets); and (B) "Unlimited Purchaser Obligations" shall mean Seller Losses attributable to or resulting from (1) fraud of the Purchaser, (2) any intentional or knowing material breach or material misrepresentation of any representation or warranty contained in Section 5, (3) Purchaser's failure to make any royalty payments owed by Sellers after the Closing Date under the Glaxo-Delta Agreement, or (4) any breach or misrepresentation of any representation or warranty contained in Sections 5(a) (Organization), or 5(b) (Enforceable Obligation; Due Authorization).

                  (ii) For purposes of this Section 9 and the indemnification rights and obligations that are set forth in this Section 9 only, the representations and warranties of the parties that are contained in this Agreement shall be read and interpreted without any of the qualifications or exceptions that are contained in those representations and warranties relating to materiality or Material Adverse Effect.

            (g) Payment of Losses. Purchaser Losses pursuant to this Section 9 shall be paid first, by the amount and to the extent of the Escrow Amount and second, the remainder shall be paid by the Sellers pursuant to this Section 9.

            (h) Survival. All covenants shall survive the closing indefinitely. Except as otherwise specifically provided herein, all representations and warranties shall survive the Closing, regardless of any inspection or discovery, whether by reason of due diligence or otherwise, for a period of eighteen (18) months from the Closing, except that a representation or warranty with respect to Sections 4(b) and 5(b) (Enforceable Obligations; Due Authorization), 4(e) (Title to Acquired Assets) and 5(c) (Capitalization) ("Surviving Representations") shall survive the maximum duration of the longest statute of limitations applicable with respect to such respective representation or warranty plus sixty (60) days.

            10. Public Announcements. No party hereto shall issue any press release or announcement, or make any reference to the Closing or to the transactions contemplated hereby to any third Person without the prior written consent of the other parties hereto. All parties shall coordinate the announcement of the Closing, as to both the manner and content thereof.

            11. Brokers. Each of the parties hereto represents and warrants to the others that he/she or it has not employed or dealt with any broker in connection with any transactions contemplated by this Agreement and shall save the other harmless from any and all other claims at any time hereafter made for brokers' or finders' fees or commissions, which claim or claims arise out of any agreement alleged to have been made or action taken by the other, concerning or relating to the subject matter of this Agreement. To the extent that there are any brokers' or finders' fees or commissions claimed such fees and expenses shall be paid by the Sellers and otherwise shall be a Retained Liability.

            12. Notices.

            (a) All notices and other communications hereunder will be in writing and will be given by delivery in person, facsimile or other standard form of telecommunications, by overnight courier, or by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth below, with copies as follows:

            If to the Purchaser:

            c/o Paramount Biosciences, L.L.C.
            787 Seventh Avenue - 48th Floor
            New York, NY 10019
            Fax: (212) 554-4490
            Attn: President

            With copy to:

            Morrison Cohen, LLP
            909 Third Avenue
            New York, NY 10022
            Fax: (212) 735-8708
            Attn: Jack Levy, Esq.

            If to the Sellers:

            Enhance Biotech, Inc.
            712 5th Avenue - 19th Floor
            New York, NY 10019
            Fax: 212-581-1922
            Attn: C. Every

            with copies to:

            Savannah House - 5th Floor
            11 Charles II Street
            London SW1Y 4QU
            Fax: (44) 207 451 2469
            Attn: L. Boyne

Notice given by mail shall be deemed given four business days after deposit with the United States Postal Service; Notice given by overnight courier shall be deemed given one business day after delivery into the custody and control of such overnight courier service for next day delivery and notice delivered in person or by facsimile shall be deemed given one business day after such delivery or receipt.

            (b) Any party hereto may change the address to which any notice or other communication shall be given by a notice to such effect complying with this Section 12.

            13. Miscellaneous.

            (a) Rights Confined to Parties. Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, and their respective heirs, executors, administrators, successors and assigns as permitted hereunder, any right, remedy, or claim under or by reason of this Agreement or of any term, covenant, or condition hereto, and all the terms, covenants, conditions, promises, and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns as permitted hereunder.

            (b) Entire Agreement. This Agreement, together with the Exhibits and Schedules annexed hereto, and the agreements entered into in accordance with the terms hereof and contemplated hereby, constitute the entire understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede any and all prior agreements between the parties hereto with respect to the subject matter hereof and thereof.

            (c) Assignment. This Agreement is not assignable by any party hereto and any purported assignment shall be null and void and of no effect, provided, however, that the Purchaser may assign its rights and/or obligations herewith to
(i) an Affiliate or (ii) a subsequent purchaser of all or substantially all of the Acquired Assets.

            (d) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not affect the validity or enforceability of any other provision in such jurisdiction or the validity or enforceability of such provision in any other jurisdiction.

            (e)  Effect  of  Headings.   The  Section  and  subsection  headings
contained herein are for convenience only and shall not affect the construction hereof.

            (f) Governing Law; Jurisdiction.

                  (i) The provisions of this Agreement, and all the rights and obligations of the parties hereunder, shall be governed by, and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such State without regard to such State's conflicts of law principles.

                  (ii) The Purchaser and the Sellers hereby consent to the jurisdiction of any state or federal court located within the County of New York, State of New York and irrevocably agrees that, subject to the Purchaser's election, all actions or proceedings arising out of or relating to this Agreement shall be litigated in such courts. The Purchaser and the Sellers accept for each of itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

            (g) Counterparts. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            (h) Construction. Each of the Sellers and the Purchaser acknowledges that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against a party that drafted it has no application and is explicitly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Sellers and the Purchaser.

            (i) Amendments and Waivers. No amendment, modification, waiver or course of conduct shall be effective unless the same is approved in writing and duly executed by all of the parties hereto and then such amendment, modification or waiver shall be effective only with respect to the specific instance and for the specific purpose for which it was given.

                           [Signature Page to Follow]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused same to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.

                                          PURCHASER:

                                          MOUNT COOK BIOSCIENCES, INC.


                                          By:
                                             -----------------------------------
                                             Name:  Jay Lobell
                                             Title: President


                                          SELLERS:

                                          ENHANCE BIOTECH INC.


                                          By:
                                             -----------------------------------
                                             Name:  Chris Every
                                             Title: President


                                          ARDENT PHARMACEUTICALS, INC.


                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:


                  [Signature Page to Asset Purchase Agreement]

                                    Exhibit A

                 Capitalization of Mount Cook BioSciences, Inc.

                                                                                   Fully Diluted
                                                             Outstanding            Outstanding
                                       Authorized           as of Closing        Following Closing
                                   -----------------      -----------------      -----------------
Common Stock, $.001 par
value per share                        70,000,000             4,000,000              4,487,541*

Non-Voting Subordinated
Class A Common Stock,
$.001 par value per share               5,000,000               387,870                387,870

Preferred Stock, $.001 par
value per share                        10,000,000                   -0-                    -0-

                                          Total               4,387,870              4,875,411

* Includes 243,770 to be issued pursuant to and in accordance with the provisions of Section 2(c)(iii) B and C.

                                    Exhibit B

         Subject to Section 6(i), Compound to be Delivered to Purchaser

--------------------------------------------------------------------------------
   Enhance Drug Lot Name                 ALZA/J&J                  Quantity
                                      Drug Lot Number
--------------------------------------------------------------------------------
DPI-125 Rhodia RPS Lot Number      0015158/0516729               50 grams
05-EHA-001X
--------------------------------------------------------------------------------
DPI-125 Rhodia RPS Lot Number      0015158/0516729               34 grams
05-EHA-001X
--------------------------------------------------------------------------------
DPI-125 Lot W                      30847414-AAA-25043417         16.77269 grams
--------------------------------------------------------------------------------
DPI-165 Lot E                      30847427-AAA-25043424         33.46752 grams
--------------------------------------------------------------------------------